Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of WaveDancer, Inc. of our report dated April 12, 2022, on our audits of the consolidated financial statements of WaveDancer, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report is included in WaveDancer, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ CohnReznick LLP

Tysons, Virginia

July 11, 2022